Exhibit 99.1

Calithera Biosciences Reports Second Quarter 2021 Financial Results and Recent Highlights

— Cash and Cash Equivalents Totaled $92.2 million as of June 30, 2021 —

— Conference Call and Webcast Scheduled for 2:00 p.m. PT on August 5, 2021—

SOUTH SAN FRANCISCO, Calif., August 5, 2021 (GLOBE NEWSWIRE) – Calithera Biosciences, Inc. (Nasdaq: CALA), a fully-integrated clinical stage biotechnology company focused on discovering and developing novel, small molecule drugs for the treatment of cancer and other life-threatening diseases, announced today its financial results for the second quarter ended June 30, 2021.

“In the second quarter, we announced a license agreement with Antengene for the development of CB-708, a potential first-in-class oral small molecule CD73 inhibitor developed internally via our drug discovery engine,” said Susan Molineaux, PhD, president and chief executive officer of Calithera. “We continued to advance our two lead programs, telaglenastat in non-small cell lung cancer patients with KEAP1/NRF2 genetic mutations and CB-280 for the treatment of cystic fibrosis. In addition, interim data from the Phase 1b study of CB-280 has been accepted for presentation at the upcoming North American Cystic Fibrosis Conference. Further, in June, we became members of the Broad Institute’s Cancer Dependency Map (DepMap) Consortium. The goal of the DepMap initiative is to discover new targets and biomarkers for precision cancer medicines. Our membership in the Consortium will provide an opportunity for us to generate novel data for discovery programs and forge deeper collaborations with Broad’s data and computational scientists in order to enable translational decisions for our programs. We are pleased with our continued progress and believe the Company is poised to reach multiple important milestones in the coming quarters. We look forward to sharing our progress.”

Second Quarter 2021 and Recent Highlights

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Continued enrollment of the Phase 2 randomized KEAPSAKE trial in non-small cell lung cancer (NSCLC) patients with genetic mutation in KEAP1/NRF2. The double-blind KEAPSAKE trial is expected to enroll approximately 120 patients with stage IV non-squamous NSCLC with tumors that have a KEAP1 or NRF2 mutation. Patients are randomized to receive telaglenastat or placebo, in combination with pembrolizumab, carboplatin and pemetrexed. The study is evaluating the safety and investigator-assessed progression-free survival (PFS) of telaglenastat plus this standard-of-care chemoimmunotherapy regimen. Calithera anticipates releasing interim data from the KEAPSAKE trial in the fourth quarter of 2021.

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Ongoing enrollment of the Phase 1b clinical trial of CB-280 in patients with cystic fibrosis (CF). CB-280 is a novel oral inhibitor of arginase, an enzyme that depletes the amino acid arginine. The randomized, double blind, placebo-controlled, dose escalation trial is evaluating multiple ascending doses of CB-280, dosed orally twice daily for 14 days, compared to placebo in up to 32 adult CF patients to determine a safe dose range for CB-280. In October 2020, Calithera was awarded up to $2.4 million from the Cystic Fibrosis Foundation to support clinical development of CB-280. Enrollment in the Phase 1b study is ongoing and Calithera plans to present interim data from this study at the 2021 North American Cystic Fibrosis Conference at the end of September.

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Signed Worldwide License Agreement with Antengene for Development & Commercialization of CB-708. CB-708 is a highly potent, selective, orally-bioavailable small molecule inhibitor of CD73, which has demonstrated immune-mediated, single agent activity in syngeneic mouse tumor models. Under the agreement, Calithera received an upfront payment and may receive potential development, regulatory and sales milestones of up to $252.0 million. Additionally, Calithera is eligible to receive tiered royalties on sales of the licensed product up to low double-digits.

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Final results of CANTATA presented at the American Society of Clinical Oncology (ASCO) 2021 Annual Meeting. The Phase 2 CANTATA trial was a global, randomized, double-blind clinical trial of telaglenastat combined with cabozantinib, in patients with advanced or metastatic RCC who have received one or two prior treatments. On January 4, 2021, Calithera announced that the trial did not meet the primary endpoint of improving PFS. The complete dataset was presented at the American Society of Clinical Oncology Annual Meeting on June 7, 2021.

Selected Second Quarter 2021 Financial Results

Cash and cash equivalents totaled $92.2 million at June 30, 2021.

Revenue was $3.0 million for the three months ended June 30, 2021 and represents revenue recognized in the second quarter from the company’s license agreement with Antengene.

Research and development expenses for the second quarter 2021 were $12.8 million, compared to $15.6 million in the same period prior year. The decrease of $2.8 million was primarily due to a $2.1 million decrease in the telaglenastat program and a $1.2 million decrease in the INCB001158 program, partially offset by increases in our CB-280 program and investments in early stage research.

General and administrative expenses for the second quarter 2021 were $4.5 million, compared to $5.1 million in the same period prior year. The decrease of $0.6 million was primarily related to decreases in professional services costs and in rent expense related to our facility lease amendment in March 2021.

Net loss for the three months ended June 30, 2021 was $14.3 million.

Conference Call Information

Calithera will host an update conference call today, Thursday, August 5, at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time. The call may be accessed by dialing (855) 783-2599 (domestic) or (631) 485-4877 (international) and referring to conference ID 4536305. To access the live audio webcast or the subsequent archived recording, visit the Investors section of the Calithera website at www.calithera.com. The webcast will be recorded and available for replay on Calithera’s website for 30 days.

About Calithera

Calithera Biosciences is a clinical-stage biopharmaceutical company pioneering the discovery and development of targeted therapies that disrupt cellular metabolic pathways to preferentially block tumor cells and enhance immune-cell activity. Driven by a commitment to rigorous science and a passion for improving the lives of people impacted by cancer and other life-threatening diseases, Calithera is advancing a pipeline of first-in-clinic, oral therapeutics to meaningfully expand treatment options available to patients. Calithera is headquartered in South San Francisco, California. For more information about Calithera, please visit www.calithera.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “poised” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. These statements include those related to Calithera’s clinical trials, the timing of enrollment of the KEAPSAKE and CB-280 Ph1b clinical trials, Antengene’s ability to continue the development and future commercialization of CB-708, the receipt by Calithera of future development, regulatory and sales milestones, as well as tiered royalties on sales of CB-708 if successfully commercialized and the overall advancement of Calithera’s product candidates in clinical trials. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The potential product candidates that Calithera develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all. In addition, clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release. Such product candidates may not be beneficial to patients or be successfully commercialized. The failure to meet expectations with respect to any of the foregoing matters may have a negative effect on Calithera’s stock price. Additional information concerning these and other risk factors affecting Calithera’s business can be found in Calithera’s periodic filings with the Securities and Exchange Commission at www.sec.gov. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Calithera disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

Calithera Biosciences, Inc.

Selected Consolidated Statements of Operations Financial Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
License revenue	$3,000	$—	$3,000	$—

Total revenue	3,000	—	3,000	—

Operating expenses:
Research and development	12,820	15,656	28,159	35,781
General and administrative	4,487	5,096	9,915	10,042

Total operating expenses	17,307	20,752	38,074	45,823

Loss from operations	(14,307)	(20,752)	(35,074)	(45,823)
Interest and other income (expense), net	(4)	361	368	986

Net loss	$(14,311)	$(20,391)	$(34,706)	$(44,837)

Net loss per share, basic and diluted	$(0.19)	$(0.29)	$(0.47)	$(0.67)

Weighted average common shares used to compute net loss per share, basic and diluted	74,057	69,516	73,157	67,036

Calithera Biosciences, Inc.

Selected Consolidated Balance Sheet Financial Data

(in thousands)

(unaudited)

	June 30,	December 31,
	2021	2020
Balance Sheet Data:
Cash, cash equivalents and investments	$92,205	$115,151
Working capital	81,515	100,302
Total assets	97,859	125,587
Total liabilities	14,846	23,216
Accumulated deficit	(410,944)	(376,238)
Total stockholders’ equity	83,013	102,371

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CONTACTS:

Stephanie Wong

ir@Calithera.com

650.870.1063

INVESTORS:

Burns McClellan

Lee Roth

212.213.0006

lroth@burnsmc.com

MEDIA:

Sam Brown, Inc.

Hannah Hurdle

805.338.4752

hannahhurdle@sambrown.com